UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)   October 7, 2010

AspenBio Pharma, Inc.
(Exact name of Registrant as specified in its charter)

Colorado	001-33675	84-155338
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1585 South Perry Street Castle Rock, Colorado	80104
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code  (303) 794-2000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02   —   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Restructuring of Corporate Governance

On October 7, 2010, the Board of Directors of AspenBio Pharma, Inc. (the “Company”), based on recommendations made by the Nominating and Corporate Governance Committee, made changes to the governance structure of the Company to streamline the governance structure and to reduce costs while retaining the experience and participation of all of the Company’s directors.  Effective as of October 7, 2010, Gail Schoettler became non-executive Chair of the Board of the Company, Daryl J. Faulkner stepped down from the officer role of Executive Chairman, and the office of Vice Chairman was eliminated.  Following these changes, all directors continue to serve as directors of the Company, including Messrs. Faulkner and Pusey, and the designation of “Lead Director” was eliminated with the appointment of Ambassador Schoettler as non-executive Chair of the Board.

Now that Mr. Faulkner is no longer serving as an officer of the Company, he and the Company agreed to terminate his employment agreement, entered into in January 2009.  Mr. Faulkner’s health benefits will continue until December 31, 2010, but no severance was paid in connection with such mutual termination of the agreement.

The non-employee directors, other than Ms. Schoettler, receive cash compensation of $1,000 per month as compensation for service on the Board of Directors.  The non-employee directors typically receive a stock option grant upon joining the Board and additional stock option grants, generally annually, for service on the Board.  The directors are reimbursed for all expenses incurred by them in attending board meetings.  Effective October 7, 2010, Ms. Schoettler, as non-executive Chair of the Board, receives cash compensation of $2,000 per month, starting in October 2010, and will receive, in the usual cycle for stock option grants, a stock option grant equal to 1.5 times the amount granted to the non-employee directors.  The employee directors, Messrs. Lundy and Pusey, receive no additional consideration for service on the Board of Directors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized

AspenBio Pharma, Inc. (Registrant)
Date: October 12, 2010	By:	/s/ Jeffrey G. McGonegal
Name: Jeffrey G. McGonegal
Title: Chief Financial Officer